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                                                                     EXHIBIT 8.1
                   [Letterhead of Andrews & Kurth L.L.P.
                          425 Lexington Avenue
                        New York, New York 10017]


                                   December 6, 1996

Cornerstone Propane Partners, L.P.
432 Westridge Drive
Watsonville, California  95076

                                     TAX OPINION

Gentlemen:

    We have acted as special counsel to Cornerstone Propane Partners, L.P, a Delaware limited partnership (the "Partnership"), in connection with the offering of up to 9,821,000 common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Registration Statement on Form S-1 of the Partnership (Registration No. 333-13879) relating to the Common Units (the "Registration Statement").

    All statements of legal conclusions contained in the discussion under the caption "Tax Considerations" in the prospectus included in the Registration Statement, unless otherwise noted, reflect our opinion with respect to the matters set forth therein.

    In addition, based on the foregoing, we are of the opinion that the federal income tax discussion in the prospectus included in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partners, included in such discussion, as to which we express no opinion).

    We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                       Very truly yours,



                                       Andrews & Kurth L.L.P.

2445/1117